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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                            MGC COMMUNICATIONS, INC.
                                  LJ. NET, INC.
                                       AND
                                MGC LJ.NET, INC.

      THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Agreement") is dated as of the 15th day of March, 1999, by and among MGC COMMUNICATIONS, INC. , a Nevada corporation ("MGC"), LJ. NET, INC., a Nevada corporation ("LJ. Net"), MGC LJ.NET, INC., a Nevada corporation ("MGC Acquisition"), PATRICK CHICAS ("Chicas") and JAMES THOMPSON ("Thompson").

                              W I T N E S S E T H:

      WHEREAS, MGC has formed MGC Acquisition as a wholly-owned subsidiary in order to effectuate the Merger; and

      WHEREAS, Chicas and Thompson own 91.5% of the outstanding stock of LJ. Net; and

      WHEREAS, the Boards of Directors of MGC and LJ. Net, deem it advisable and in the best interests of MGC and LJ. Net and their respective stockholders that LJ. Net merge with and into MGC Acquisition pursuant to this Agreement and applicable provisions of the laws of the State of Nevada (such transaction being hereinafter called the "Merger"); and

      WHEREAS, the parties propose to enter into this Agreement and Plan of Merger which provides, among other things, for the conversion of each share of LJ. Net common stock, no par value ("LJ. Net Common Stock"), issued and outstanding immediately prior to the "Effective Date of the Merger" (as herein defined), into the "Merger Price" as determined in accordance with Section 6.01 of this Agreement; and

      WHEREAS, the Boards of Directors of MGC, LJ. Net and MGC Acquisition, have approved and adopted this Agreement as a plan of merger under the provisions of
Section 78.451 of the Nevada Revised Statutes; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

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                                    ARTICLE I

                                   The Merger

      1.01 The Merger, Effective Time and Conversion Ratio. Subject to Article V of this Agreement, Articles of Merger shall be executed and acknowledged by each of MGC Acquisition and LJ. Net and delivered to the Secretary of State of the State of Nevada for filing as provided in Section 92A.200 of the Nevada Revised Statutes as of the "Closing Date" (as herein defined). The effective date of the Merger shall be the date the Articles of Merger or a Certificate of Merger shall have been duly filed with the Secretary of State of the State of Nevada and the Merger shall have become effective under Nevada law (the "Effective Date of the Merger"). On the Effective Date of the Merger, the separate existence of LJ. Net shall cease and LJ. Net shall be merged with and into MGC Acquisition. MGC agrees on the Effective Date of the Merger to pay the Merger Price as determined in accordance with Section 6.01 of this Agreement and pursuant to the terms of the Plan of Merger.

      1.02 Closing. Subject to the terms and conditions hereof, MGC, LJ. Net and MGC Acquisition shall communicate and consult with each other with respect to the fulfillment of the various conditions to their obligations under this Agreement. The exchange of the certificates, opinions and other documents contemplated in connection with the consummation of the Merger (the "Closing") shall take place at the offices of MGC, 3301 N. Buffalo Drive, Las Vegas, Nevada 89129 on February 26, 1999 or such earlier or later date as may be agreed upon by LJ. Net and MGC. Such date and time is herein sometimes referred to as the "Closing" or "Closing Date." In the event that at the Closing no party exercises any right it may have to terminate this Agreement and no condition to the obligations of the parties exists that has not been satisfied or waived, the parties shall (i) deliver to each other the certificates, opinions and other documents required to be delivered under this Agreement including, the Articles of Merger and (ii) at the Closing or as soon thereafter as possible, consummate the Merger by filing the Articles or Certificate of Merger with the Secretary of State of the State of Nevada.

                                   ARTICLE II

                    Representations and Warranties of LJ. Net

      LJ. Net, Chicas and Thompson do hereby jointly and severally represent and warrant to MGC and MGC Acquisition as follows:

            2.01 Organization and Standing; Certificate and By-Laws. LJ. Net is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. LJ. Net has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Except as disclosed on Exhibit 2.01 attached hereto and made a part hereof, LJ. Net is currently qualified to do business as a foreign corporation in any jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material adverse effect on LJ. Net's business as now conducted. LJ. Net has furnished MGC or its counsel with copies of its Certificate of Incorporation and By-Laws, as amended. Said copies are true, correct and complete and contain all amendments through the date hereof.


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      2.02 Corporate Power. LJ. Net has all requisite legal and corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.

      2.03 Financial Statements.

            (a) LJ. Net has previously furnished MGC true and complete copies of its financial statements as of December 31, 1998. Such financial statements are true and correct in all material respects and present fairly the financial condition and results of operations and changes in stockholders' equity and cash flows as of the dates and for the periods indicated, except as may otherwise be stated in such financial statements. For purposes of this Agreement, all financial statements of LJ. Net shall be deemed to include any notes to such financial statements. The financial statements described in this Section 2.03 are hereinafter referred to as the "Financial Statements".

            (b) Since December 31, 1998, there has not been, occurred or arisen which has not been disclosed on Exhibit 2.03(b) attached hereto and made a part hereof: (i) any material adverse change in the financial condition or in the operations of the business of LJ. Net from that shown on the Financial Statements, or (ii) any event, condition or state of facts (other than the general state of the national economy and proposed federal legislation or regulation) of any character which, to the best of the knowledge of LJ. Net, materially and adversely affects the results of operations, prospects, business or financial condition or properties of LJ. Net.

            (c) As of the date hereof, LJ. Net has no indebtedness which, in accordance with generally accepted accounting principles, would be included in determining liabilities as shown on the liability side of the balance sheet of LJ. Net other than (i) trade payables incurred in the ordinary course of business, and (ii) liabilities reflected on the Financial Statements. The total of all such liabilities as of the Closing Date shall not exceed $10,000.

            (d) LJ. Net owns all of its assets free and clear of liens, claims and encumbrances (collectively, "Liens") other than (i) Liens for taxes not yet due or liens for taxes being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of LJ. Net in accordance with generally accepted accounting principles,
(ii) Liens on property or assets of LJ. Net that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business and that (x) do not in the aggregate materially detract from the value of the property or assets subject thereto or materially impair the use thereof in the operation of the business of LJ. Net or (y) that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien, and (iii) Liens (other than any lien imposed by ERISA or in connection with any environmental violation), pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business.


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      2.04 Capitalization. The authorized capital stock of LJ. Net consists of
25,000 shares of common stock, no par value (the "LJ. Net Common Stock"), of which 2,000 shares are issued and outstanding. The outstanding shares of LJ. Net Common Stock are owned as set forth on Exhibit 2.04 attached hereto and made a part hereof. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. LJ. Net does not have any stock option plan and has not reserved any shares of LJ. Net Common Stock for future issuance.

      2.05 Subsidiaries. LJ. Net has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

      2.06 Authorization and Enforceability.

            (a) All corporate action on the part of LJ. Net, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by LJ. Net, and the performance of all of LJ. Net's obligations hereunder has been taken. This Agreement, as well as each of the other documents executed in conjunction with the Merger, when executed and delivered by LJ. Net, shall constitute a valid and binding obligation of LJ. Net, enforceable in accordance with its terms.

            (b) Chicas and Thompson own, and at all times between the date hereof and the Closing will own, a majority of the outstanding voting stock and have voted or hereby agree to vote all of their stock in LJ. Net in favor of the Merger. The approval of the Merger by Chicas and Thompson as shareholders of LJ. Net is sufficient for the Merger to be implemented under Nevada law.

      2.07 Absence of Changes. Except as disclosed in Exhibit 2.07 attached hereto and made a part hereof, since December 31, 1998, (a) there has been no material adverse change in the condition (financial or otherwise), business, property, assets, liabilities or prospects of LJ. Net other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse; (b) there has been no resignation or termination of employment of any key officer or employee of LJ. Net, and LJ. Net does not know of the impending resignation or termination of employment of any such officer or employee that if consummated would have a material adverse effect on its business; (c) there has been no labor dispute involving LJ. Net or its employees and none is pending or, to the knowledge of LJ. Net, threatened; (d) there has not been any change, except in the ordinary course of business, in the contingent obligations of LJ. Net, by way of guaranty, endorsement, indemnity, warranty or otherwise; and (e) there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of LJ. Net.

      2.08 Trademarks, Etc. To the knowledge of LJ. Net, LJ. Net owns, possesses or has the right to exploit, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise), all trademarks, service marks, trade names or copyrights (collectively, the "Marks"), all of which are the only Marks which are necessary to the conduct of its business. Except as disclosed on Exhibit 2.08, LJ. Net does not have any knowledge, or reason to know, that LJ. Net's ownership, possession or other use or exploitation of any of the Marks conflicts with the rights of any person or entity. LJ. Net has used reasonable efforts to protect the Marks. To the knowledge of LJ. Net, no present or former shareholder, officer, director, agent or independent contractor of LJ. Net


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owns or has any other right in or to, or has claimed any ownership or other right in or to, any Mark which is necessary or desirable in connection with LJ. Net's business, either as now conducted or as contemplated by management of LJ. Net.

      2.09 Year 2000 Compliance. Exhibit 2.09 attached hereto and made a part hereof describes, in general, LJ. Net's plan and lists the specific actions taken by LJ. Net to determine whether, and provide assurance that, LJ. Net's computer and automated systems will function accurately and without interruption in processing date-related functions with respect to dates on or after January 1, 2000 ("Year 2000 Compliant"). All computer and automated systems of LJ. Net that are material to its business and operations as now conducted will be Year 2000 Compliant on a timely basis and without any material additional capital expenditures. Exhibit 2.09 also sets forth all actions taken by LJ. Net to determine whether the computer and automated systems of its vendors and customers are Year 2000 Compliant.

      2.10 Taxes. LJ. Net has filed or obtained extensions for all required federal, state and local tax returns. Each return or report is true and correct and all taxes, fees and other governmental charges reflected thereon have been paid or accrued. The balance sheet as of December 31, 1998, contained as a part of the Financial Statements (the "Current Balance Sheet") reflects an adequate reserve for any and all taxes relating to the conduct of LJ. Net's business prior to the date hereof. LJ. Net has appropriately withheld, collected and paid over all taxes which, under applicable law, it is required to withhold, collect and pay over.

      2.11 Labor Relations, Etc.

            (a) LJ. Net is neither a party to nor has any obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of LJ. Net. LJ. Net is not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees. There is not now any formal organization activity among any of the employees of LJ. Net, nor has LJ. Net been charged with, or received notice of, any threatened action with respect to any unfair labor practice.

            (b) LJ. Net has reasonably satisfactory labor relations with its employees.

            (c) LJ. Net has complied with all material applicable federal and state laws and regulations concerning the employer/employee relationship and with all of its respective agreements relating to the employment of its employees, including without limitation provisions thereof relating to wages, bonuses, hours of work and payment of Social Security taxes. Except as disclosed on Exhibit 2.11 attached hereto and made a part hereof or reserved for on the Current Balance Sheet, LJ. Net is not liable for any unpaid wages, bonuses or commissions, or any tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing.

      2.12 Licenses, Permits, Compliance, Etc. LJ. Net has all material licenses, franchises, permits and government authorizations (collectively, the "Permits") necessary for the conduct of its business, none of which will be terminated or otherwise materially adversely affected by the consummation of the transactions contemplated by this Agreement. LJ. Net holds each Permit free and clear of any claims or restrictions. No event has occurred that would allow, after the giving of notice


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the lapse of time or both, the revocation or termination thereof or that would result in any other material impairment of the rights of the holder thereof. LJ. Net currently complies and has complied with all laws, regulations and orders applicable to it and to LJ. Net's business, the violation of which would have a material adverse effect on it or its business. The present conduct of LJ. Net's business does not violate any laws, regulations, ordinances, decrees, injunctions or orders applicable to health, occupational safety, building codes, fire codes and consumer protection, in each case, of which LJ. Net is aware.

      2.13 Benefit Plans. Except as disclosed in Exhibit 2.13, LJ. Net and each benefit program are or will be, within the time permitted by law, in compliance with the provisions of ERISA and the Code applicable to it. No benefit program which is subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of ERISA or the Code. LJ. Net has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any benefit program which is subject to Title IV of ERISA. The assets of each benefit program that is subject to Title IV of ERISA, if any, are sufficient to provide the benefits under such benefit program for which the Pension Benefit Guaranty Corporation would guarantee the payment if such benefit program terminated, and are also sufficient to provide all other benefits due under the benefit program. No event which constitutes a "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any benefit program covered by ERISA.

      2.14 Consents and Approvals. As of the date hereof, LJ. Net has obtained, in form and substance acceptable to MGC, the waiver, consent and approval (i) of all persons or entities whose waiver, consent or approval is required and material for LJ. Net to consummate its obligations with respect to the transactions contemplated by this Agreement; (ii) of any person or entity which is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which LJ. Net is a party or subject as of the date hereof, and which would prohibit such transactions, or require the waiver, consent or approval of any person to such transactions; or (iii) under any material agreement, lease, instrument, arrangement, judgment, decree, order or license under which, without such waiver, consent or approval, such transactions would constitute an occurrence of a breach or a default, result in the acceleration of any material obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder.

      2.15 Compliance with Other Instruments, None Burdensome, etc. LJ. Net is not in violation of any term of its Certificate of Incorporation or By-Laws, or, in any material respect, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decrees, and is not in violation of any order, statute, rule or regulation applicable to LJ. Net where such violation would materially and adversely affect LJ. Net. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of, or conflict with, or constitute a default under, LJ. Net's Certificate or By-laws or, in any material respect, any of its agreements or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of LJ. Net; and there is no such violation or default which materially and adversely affects the business of LJ. Net or any of its properties or assets.

      2.16 Litigation, etc. Except as described in Exhibit 2.16 attached hereto and made a part hereof, there are no actions, claims, suits, proceedings or investigations pending against LJ. Net or its properties or stockholders before any court, governmental agency, arbitration board or other tribunal, nor has LJ. Net or its stockholders received any written threat thereof.


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      2.17 Brokers or Finders. LJ. Net has not incurred, and will not incur, directly or indirectly, as a result of any action taken by LJ. Net, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Merger and other transactions contemplated hereby.

      2.18 Bankruptcy. Neither LJ. Net nor any entities affiliated, related or controlled by LJ. Net, nor Chicas or Thompson has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof; made any general assignment for the benefit of creditors; or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding which has not been discharged prior to the date hereof.

      2.19 Disclosure. This Agreement, the Exhibits hereto and the other documents to be executed in connection with the Merger, as well as all other written materials provided by LJ. Net to MGC, when taken as a whole, do not (as of the respective dates thereof) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      2.20 No Impending Material Adverse Event. LJ. Net does not have any knowledge of any impending material loss of business or of any other condition, the occurrence of which might have a material adverse effect on the business, financial condition or prospects of LJ. Net.

                                   ARTICLE III

            Representations and Warranties of MGC and MGC Acquisition

      MGC and MGC Acquisition represent and warrant to LJ. Net as follows:

      3.01 Organization, etc. Each of MGC and MGC Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of MGC and MGC Acquisition has the corporate power to own its property and to carry on its business as now being conducted; each of MGC and MGC Acquisition has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      3.02 Authorization, Execution and Delivery of Agreement. The execution and delivery and the performance of this Agreement by MGC and MGC Acquisition have been duly and validly authorized and approved by the Board of Directors of each of MGC and MGC Acquisition, and each of MGC and MGC Acquisition has taken, or will use reasonable efforts to take prior to the Effective Date of the Merger, all other action required by law on the part of MGC and MGC Acquisition, its respective Articles of Incorporation and bylaws or otherwise to effect the transactions contemplated by this Agreement.

      3.03 SEC Disclosures. MGC has previously furnished LJ. Net true and complete copies of the following documents which have been filed by MGC with the SEC pursuant to Sections 13(a),


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14(a), (b) or (c) or 15(d) of the Exchange Act (such documents are hereinafter collectively called the "MGC SEC Filings"): (i) its Annual Report on Form 10-K for the year ended December 31, 1997, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, (iii) all reports on Form 8-K filed by MGC with the SEC during the period from and after January 1, 1998, and (iv) MGC's S-1 Registration Statement declared effective as of May 11, 1998. The MGC SEC Filings constitute all reports MGC was required to file under Sections 13(a), 14(a), (b) or (c) and 15(d) of the Exchange Act since January 1, 1998. At the time of filing with the SEC, the MGC SEC Filings (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the rules and regulations thereunder, (ii) did not contain any untrue statement of a material fact, and
(iii) did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any MGC SEC Filing has been revised or superseded by a later filed MGC SEC Filing, the audited and unaudited financial statements contained in the MGC SEC Filings are true and correct in all material respects and present fairly the consolidated financial condition and results of operations and changes in stockholders' equity and cash flows as of the dates and for the periods indicated, except as may otherwise be stated in such financial statements.

      3.04 Status of MGC Common Stock. All shares of MGC's common stock $.001 par value per share ("MGC Common Stock"), when issued to the stockholders of LJ. Net pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and nonassessable.

                                   ARTICLE IV

              Covenants and Transactions Prior to the Closing Date

      4.01. Investigations; Operation of Business of LJ. Net. Between the date of this Agreement and the Effective Date of the Merger:

            (a) LJ. Net agrees to give to MGC full access to all the premises and books and records of LJ. Net, and to cause its officers to furnish MGC with such financial and operating data and other information with respect to its business and properties as MGC shall from time to time request; provided, however, that any such investigation shall not affect any of the representations, warranties or covenants of LJ. Net hereunder. In the event of termination of this Agreement, MGC will return to LJ. Net or destroy any and all financial statements, agreements, documents, memoranda or other repositories of information relating to LJ. Net that MGC has obtained or prepared in connection with its review of LJ. Net and its operations and MGC agrees that any information relating to LJ. Net, its financial condition, business, operations and prospects is strictly confidential and shall not be disclosed to any third party or used by MGC for its benefit or the benefit of any other person. MGC shall have the right to have a representative present at all meetings of the Board of Directors of LJ. Net (the "MGC Observation Rights") and there shall be no meeting of the Board of Directors of LJ. Net unless (i) a representative of MGC shall be present in person or by conference telephone call, or (ii) MGC shall have been given notice in accordance with the by-laws of LJ. Net with respect to such meeting; provided, however, that failure of LJ. Net to comply with the terms of this Paragraph shall not affect the validity of action taken by LJ. Net's Board of Directors. In addition, MGC shall have the right to


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review any consent resolutions of LJ. Net's Board of Directors prior to signing.
Exercise of the MGC Observation Rights shall not be, and shall not be construed as being, participation by MGC on the Board of Directors of LJ. Net.

            (b) LJ. Net will, to the extent required for continued operation of its business without impairment, use its best efforts to preserve substantially intact the business organization of LJ. Net, to keep available the services of the present officers and employees of LJ. Net, and to preserve the present relationships of LJ. Net with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise.

            (c) LJ. Net will conduct its businesses in a manner consistent with the current operation of its business and only in the ordinary course and, by way of amplification and not limitation, LJ. Net will not without the prior written consent of MGC: (i) issue any capital stock, or (ii) declare, set aside or pay any dividend or distribution with respect to the capital stock of LJ. Net, or (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of LJ. Net, or (iv) effect a split or reclassification of any capital stock of LJ. Net or a recapitalization of LJ. Net, or (v) change the charter or bylaws of LJ. Net, or (vi) grant any increase in the compensation payable or to become payable by LJ. Net to officers or salaried employees of LJ. Net or grant any increase regardless of amount, in any bonus, insurance, pension or other benefit plan, program, payment or arrangement made to, for or with any officers or employees, or (vii) adopt any employee benefit plans including but not limited to stock option plans, or (viii) borrow or agree to borrow any funds or guarantee or agree to guarantee the obligations of others, or (ix) make any capital improvement, purchase of equipment or furnishings or lease of any property, or (x) transfer, pledge, hypothecate or otherwise dispose of any assets, or (xi) acquire direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, or (xii) waive any rights of substantial value, or (xiii) enter into any material agreement, contract or commitment, or
(xiv) acquire a fee interest in any real property; or (xv) make any other cash payments. Notwithstanding the foregoing, LJ. Net may pay to Chicas and Thompson, by way of compensation, expense reimbursement or otherwise, the amounts paid by MGC to LJ. Net with respect to their respective services pursuant to Section
4.02 of this Agreement, but no other salaries or other distributions shall be made by LJ. Net to Chicas or Thompson prior to the Effective Date of Merger.

            (d) Chicas and Thompson agree to continue providing services to LJ. Net in accordance with prior practices except that the amount of hours to be worked by Thompson shall be subject to MGC's approval.

            (e) LJ. Net will pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it, or upon any of its property, or upon the income and profits thereof to the extent such taxes, assessments and governmental charges are due and payable on or before the Closing Date.

            (f) LJ. Net will maintain its existence as a corporation in good standing under the laws of the State of Nevada and other states in which LJ. Net operates and the United States and comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to its business or its properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.


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            (g) LJ. Net will notify MGC in writing within five (5) days of the commencement of any litigation against LJ. Net, or against any stockholder of LJ. Net, or of the existence of any adverse business conditions threatening the continued, normal business operations of LJ. Net.

            (h) LJ. Net shall at all times maintain, preserve and keep its properties in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted.

            (i) LJ. Net will make every reasonable effort to fulfill its contractual obligations , and to maintain in effect its insurance.

            (j) LJ. Net will not enter into or institute any employment contract, employee policy manual, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, incentive, extraordinary vacation accrual, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans) agreement, plan or arrangement or any other similar arrangement or plan, or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence.

            (k) LJ. Net will not enter into any agreement, understanding or commitment, written or oral, with any other person which would be a breach of the obligations of LJ. Net arising under this Agreement.

            (l) LJ. Net will not make any loan, advance or commitment to extend credit to any of the directors, officers or any affiliated or related persons of the directors or officers of LJ. Net; renew any outstanding loan or any outstanding commitment to extend credit to any directors, officers or any affiliated or related persons of the directors or officers of LJ. Net; increase any outstanding loan to any of the directors, officers of any affiliated or related persons of the directors or officers of LJ. Net; or enter into any agreement, understanding or commitment, written or oral, which obligates LJ. Net or its successors or assigns to make any loan or advance or payment to any of the directors or officers or to any affiliated or related persons of any of the directors or officers of LJ. Net.

      4.02. Payments by MGC to LJ. Net. Between November 16, 1998 and the Effective Date of the Merger, MGC shall pay to LJ. Net $7,500 per month for Chicas' services and $50 per hour for all services Thompson renders to LJ. Net during such period with MGC's approval.

      4.03 LJ. Net Stockholder Approval. LJ. Net agrees to submit this Agreement to its stockholders for approval, all as provided by law and its Articles of Incorporation, at a meeting (the "LJ. Net Special Meeting") which shall be held prior to the Closing Date. The Board of Directors of LJ. Net will recommend that the stockholders of LJ. Net vote to adopt and approve the Merger. Chicas and Thompson hereby agree that they will not dispose of their shares of LJ. Net Common Stock and will vote in favor of the Merger.

      4.04 No Solicitation. From and after the date hereof, LJ. Net will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Acquisition Proposal from any person, or engage in or continue discussions or negotiations relating thereto. As used in this Agreement, an "Acquisition Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to LJ. Net's willingness or ability to receive or discuss a proposal or offer, in each case made prior to the stockholder vote at the LJ. Net Special Meeting, other than a proposal or offer by MGC or any of its Subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets of LJ. Net or a majority in interest of the voting securities of LJ. Net.

      4.05 No Granting of Options. Prior to the Closing Date, LJ. Net will not, without the prior written consent of MGC, grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right.

      4.06 Restricted MGC Common Stock. LJ. Net will deliver to MGC not later than three business days before the Effective Date of the Merger a schedule listing all LJ. Net shareholders and the amounts of shares held by each, for the purpose of permitting MGC to imprint appropriate legends on the certificates representing the shares of MGC Common Stock to be issued pursuant to the Merger to LJ. Net shareholders.

      4.07 Consents. LJ. Net shall use its best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit LJ. Net to consummate the Merger without acceleration of indebtedness of such party or without breaching any contract to which it is subject. LJ. Net may not, without MGC's prior written consent, pay or agree to pay more than a mutually agreed amount to obtain any such consent.

      4.08 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of MGC and LJ. Net agrees to use its respective best efforts to take, or cause to be taken, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, using such best efforts to obtain any necessary actions, waivers, consents and approvals from governmental agencies.

      4.09 Governmental Reports. Between the date of this Agreement and the Closing Date, LJ. Net shall furnish or make available to MGC any and all reports, not heretofore delivered to MGC under this Agreement or which are filed subsequent to the date of this Agreement, to any state or federal government, agency or department.

      4.10 Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      4.11 Piggyback Registrations.

            (a) Right to Piggyback. Whenever MGC proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act") (other than pursuant to a registration on Form S-4 or S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of the shares of MGC Common Stock issued to the shareholders of LJ. Net in connection with the Merger (the "Registrable Securities") (any such registration to be referred to as a "Piggyback Registration"), whether or not for sale for its own account, MGC will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which MGC has received written requests for inclusion therein within 20 days after the receipt of MGC's notice; provided, however, that the rights of a holder of Registrable Securities under this Section 4.11 shall expire upon such time as the Registrable Securities of such holder are transferable under Rule 144 under the Securities Act.

            (b) Priority on Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of MGC or an underwritten offering undertaken by MGC pursuant to a demand registration exercised by a securities holder of MGC (a "Demanding Party"), and the managing underwriters advise MGC in writing (with a copy to each stockholder of LJ. Net requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering (the "Offering Quantity"), MGC will include in such registration securities in the following priority:

            (i) first, the securities MGC proposes to sell and the securities requested to be included by the Demanding Party in accordance with any agreement between MGC and the Demanding Party; and

            (ii) second, MGC will include all Registrable Securities requested to be included by any holders thereof and all other holders of registrable securities, and if the number of such holders' securities requested to be included exceeds the Offering Quantity, then MGC shall include only each such requesting holder's pro rata share of the Offering Quantity (remaining after sales covered by (i) above), based on the amount of securities held by such holder.

            (c) Holdback Agreement. To the extent not inconsistent with applicable law and as a condition to the grant of the piggyback registration rights hereunder, each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of MGC, or any securities, options or rights convertible into or exchangeable or exercisable for such securities that such person owns prior to the effective date of any underwritten registration, during the seven days prior to and the 120-day period beginning on the effective date of any underwritten registration, unless the underwriters managing the registered public offering otherwise agree; provided that such restrictions shall not be more restrictive in duration or scope than restrictions imposed on (i) any person which has been granted registration rights by MGC, (ii) any officer or director of MGC or (iii) any more than 5% holder of securities of MGC.

            (d) Information from Sellers. MGC may require each seller of Registrable Securities as to which any registration is being effected to furnish MGC such information regarding such seller and the distribution of such securities as MGC may from time to time reasonably request in writing.

            (e) Registrable Expenses. All expenses incident to MGC's performance of or compliance with this Section 4.11, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for MGC and all independent certified public accountants, underwriters (excluding discounts and commissions, which will be paid by the sellers of Registrable Securities) and other persons retained by MGC (all such expenses being herein called "Registration Expenses"), will be borne by MGC, and MGC will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by MGC are then listed or on the NASD automated quotation system. In connection with each Piggyback Registration, MGC will reimburse the holders of the Registrable Securities covered by such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of all registrable securities covered by such registration.

            (f) Participation in Underwritten Registrations. No person may participate in any registration hereunder which is underwritten unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by MGC (including, without limitation, pursuant to the terms of any over allotment or "green shoe" option requested by the managing underwriter(s), provided that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested MGC to include in any registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

                                    ARTICLE V

                   Conditions of Merger; Abandonment of Merger

      5.01 Conditions of Obligations of MGC. The obligations of MGC to effect the Merger shall be subject to the following conditions:

            (a) LJ. Net Stockholder and Board of Directors Approvals. LJ. Net shall have furnished MGC with (i) evidence that the stockholders of LJ. Net shall have approved the Merger, (ii) certified copies of resolutions duly adopted by the Board of Directors of LJ. Net authorizing all necessary and proper corporate action to enable LJ. Net to comply with the terms of this Agreement and approving the execution and delivery to MGC of this Agreement; and
(iii) an Incumbency Certificate for the appropriate officers of LJ. Net.

            (b) Representations and Warranties of LJ. Net to be True. Except to the extent waived hereunder, (i) the representations and warranties of LJ. Net herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Effect; provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all breaches of such representations and warranties, do not cumulatively constitute a Material Adverse Effect; and (ii) LJ. Net shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger. LJ. Net shall also have delivered to MGC a certificate of LJ. Net, dated the Effective Date of the Merger and signed by its President to both of the aforementioned effects. Notwithstanding the foregoing, MGC shall not rely on this Section 5.01(b) to excuse its performance hereunder unless: (i) MGC shall have given LJ. Net written notice of any breach of covenants and LJ. Net fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and (ii) the breach of representations, warranties or covenants will constitute a Material Adverse Effect with respect to LJ. Net.

            (c) Third Party Consents. LJ. Net shall have obtained consents to the transactions contemplated by this Agreement to the extent required from persons which are parties to material contracts with LJ. Net except to the extent the failure to obtain one or more consents would not materially affect the continuing business of LJ. Net.

            (d) No Material Adverse Effect. LJ. Net shall not have suffered or incurred any Material Adverse Effect since December 31, 1998.

            (e) Performance of Agreement. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby, or would impose limitations on the ability of MGC effectively to exercise and possess all the rights, privileges, immunities and franchises of LJ. Net as of the Closing Date.

            (f) Statutory Requirements; Litigation. All statutory requirements for the valid consummation by MGC and LJ. Net of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by MGC and LJ. Net of the transactions contemplated by this Agreement and to permit the business presently carried on by LJ. Net to continue unimpaired immediately following the Effective Date of the Merger shall have been obtained; between the date of this Agreement and the Effective Date of the Merger, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to LJ. Net or MGC) an investigation which is pending on the Effective Date of the Merger relating to the Merger and between the date of this Agreement and the Effective Date of the Merger no action or proceeding shall have been instituted or, to the knowledge of MGC, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or to obtain damages in respect thereof.

            (g) Opinion of Counsel of LJ. Net. MGC shall have received from James Wright, counsel to LJ. Net, an opinion, dated the Closing Date, in form and substance satisfactory to MGC's counsel, Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., to the effect that (i) LJ. Net is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) LJ. Net is duly qualified or licensed, as may be required, as a foreign corporation, and in good standing in each jurisdiction where the failure to do so would constitute a Material Adverse Effect, (iii) LJ. Net has the corporate power to carry on its business as now being conducted, (iv) the authorized capital stock of LJ. Net is as set forth in Section 2.04 hereof, and stating the number of such shares which have been issued, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, (v) LJ. Net is not a party to or bound by any outstanding option or agreement to sell, issue or otherwise dispose of any capital stock of LJ. Net, (vi) this Agreement has been duly executed and delivered by LJ. Net, Chicas and Thompson and is the valid, binding and enforceable obligation of each such person (subject to equity principles of general application and to applicable bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditor's rights generally), and (vii) all corporate action by the Board of Directors and stockholders of LJ. Net required to authorize the Merger has been taken, and LJ. Net has the corporate power to effect the Merger provided for in this Agreement. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of state officials and of corporate officers of LJ. Net, provided the extent of such reliance is specified in such opinion.

            (h) Articles of Merger. LJ. Net shall have delivered to MGC a duly executed copy of the Articles of Merger.

            (i) Employment/Consulting Agreements. Chicas shall have executed an Employment Agreement in the form attached hereto as Exhibit 5.01(i)-1 and Thompson shall have executed a Consulting Agreement in the form attached hereto as Exhibit 5.01(i)-2.

            (j) Due Diligence. MGC shall have been satisfied with its due diligence investigation of LJ. Net and its business.

            (k) Minute Books and Stock Ledgers. LJ. Net shall have delivered to MGC the minute books and stock ledgers for LJ. Net.

      5.02 Conditions of Obligation of LJ. Net. The obligation of LJ. Net to effect the Merger shall be subject to the following conditions:

            (a) MGC Boards of Directors Approvals. Each of MGC and MGC Acquisition shall have furnished LJ. Net with certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action to enable MGC and MGC Acquisition to comply with the terms of this Agreement and approving the execution and delivery to LJ. Net of this Agreement.

            (b) Representations and Warranties of MGC and MGC Acquisition to be True. Except to the extent waived hereunder, (i) the representations and warranties of MGC and MGC Acquisition herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Effect; provided, however, notwithstanding the foregoing this condition shall be deemed to be satisfied if all breaches of such representations and warranties do not cumulatively constitute a Material Adverse Effect; and (ii) MGC and MGC Acquisition shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Date of the Merger. MGC and MGC Acquisition shall also have delivered to LJ. Net a certificate of MGC and MGC Acquisition, dated the Effective Date of the Merger and signed by its Chairman of the Board or President as to both of the aforementioned effects. Notwithstanding the foregoing, LJ. Net shall not rely on this Section 5.02(b) to excuse its performance hereunder unless: (i) LJ. Net shall have given MGC written notice of any breach of covenants and MGC fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and (ii) the breach of representations, warranties or covenants will constitute a Material Adverse Effect with respect to MGC.

            (c) Performance of Agreement. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby.

            (d) Opinion of Counsel of MGC. LJ. Net shall have received from Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to MGC, an opinion, dated the Closing Date, in form and substance satisfactory to LJ. Net's counsel, James Wright, to the effect that (i) each of MGC and MGC Acquisition is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) MGC has the corporate power to carry on its business as now being conducted, (iii) the shares of MGC Common Stock for which the shares of LJ. Net Common Stock are to be exchanged pursuant to the Merger have been duly authorized and, immediately after the Effective Date of the Merger, will be duly and validly issued and will be fully paid and nonassessable, (iv) this Agreement has been duly executed and delivered by MGC and MGC Acquisition and this Agreement is the valid, binding and enforceable (subject to equity principles of general application and to bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditors' rights generally and no opinion shall be required with respect to the enforceability of any liquidated damage provision contained herein) obligation of MGC and MGC Acquisition, and
(v) all corporate action by the Boards of Directors of MGC and MGC Acquisition required to authorize the Merger has been taken, and each of MGC and MGC Acquisition has the corporate power to effect the Merger provided for in this Agreement. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of state officials and of corporate officers of MGC, provided the extent of such reliance is specified in such opinion.

            (e) Employment/Consulting Agreements. MGC shall have executed an Employment Agreement with Chicas in the form attached hereto as Exhibit 5.01(i)
- 1 and a Consulting Agreement with Thompson in the form attached hereto as
Exhibit 5.01(i) - 2.

            (f) Articles of Merger. MGC Acquisition shall have delivered to LJ. Net a duly executed copy of the Articles of Merger.

      5.03 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Date of the Merger, whether before or after approval of this Agreement by the stockholders of LJ. Net, as follows, and in no other manner:

            (a) Mutual Consent. By mutual consent of the Boards of Directors of MGC and LJ. Net.

            (b) Conditions of LJ. Net Not Met. By the Board of Directors of MGC if, by February 28, 1999 or such later date as may be determined by mutual agreement of MGC and LJ. Net, the conditions set forth in Section 5.01 of this Agreement shall not have been met (or waived as provided in Article XI of this Agreement).

            (c) Conditions of MGC Not Met. By the Board of Directors of LJ. Net if, by February 28, 1999 or such later date as may be determined by mutual agreement of MGC and LJ. Net, the conditions set forth in Section 5.02 of this Agreement shall not have been met (or waived as provided in Article XI of this Agreement).

                                   ARTICLE VI

                                   The Merger

      6.01 The Merger Price. Upon the Effective Date of the Merger, holders of LJ. Net Common Stock shall be entitled to receive the portion of the Merger Price to which each is entitled pursuant to Section 6.05 below. The Merger Price shall be paid in the form of MGC Common Stock. The total number of shares of MGC Common Stock to be issued to the stockholders of LJ. Net in the Merger (the "Merger Price") shall be equal to twenty-seven thousand (27,000) shares of MGC Common Stock.

      6.02 Escrow of Portion of Merger Price. Of the Merger Price, sixteen thousand two hundred (16,200) shares of MGC Common Stock shall be issued as of the Closing Date, but shall not be delivered by MGC to the LJ. Net stockholders until the following dates: (i) on the date that is four (4) months after the Closing Date, 8,100 shares of such MGC Common Stock shall be delivered to the LJ. Net stockholders if Chicas' employment agreement and Thompson's consulting agreement either remain in effect on such date or have been terminated prior to such date as a result of Chicas' or Thompson's death or disability or as a result of termination by MGC without cause (as defined therein), and (ii) on the date that is eight (8) months after the Closing Date, the remaining 8,100 shares of such MGC Common Stock shall be delivered to the LJ. Net stockholders if Chicas' employment agreement and Thompson's consulting agreement either remain in effect on such date or have been terminated prior to such date as a result of Chicas' or Thompson's death or disability or as a result of termination by MGC without cause (as defined therein). If the above conditions are not met as of the respective dates indicated, the shares of MGC Common Stock that would otherwise have been delivered on such date shall be cancelled and the stockholders of LJ. Net shall have no further rights thereto.

      6.03 Merger. LJ. Net and MGC Acquisition (the "Constituent Corporations") shall be merged into a single corporation by LJ. Net merging into and with MGC Acquisition, (the "Surviving Corporation"), which shall survive the Merger, pursuant to the provisions of the Nevada Revised Statutes. Upon such Merger, the separate corporate existence of LJ. Net shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations, and the Surviving Corporation shall become subject to all the debt and liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them.

      6.04 Governance of MGC Acquisition after Merger.

            (a) On the Effective Date of the Merger, the Articles of Incorporation of MGC Acquisition shall be the Articles of Incorporation of the Surviving Corporation.

            (b) On the Effective Date of the Merger, the bylaws of MGC Acquisition, as in effect on the Effective Date of the Merger, shall remain the bylaws of the Surviving Corporation. Subsequent to the Effective Date of the Merger, such bylaws shall be the bylaws of the Surviving Corporation until they shall thereafter be duly amended.

            (c) On the Effective Date of the Merger, the Directors and officers of MGC Acquisition shall remain the Directors and officers of the Surviving Corporation until their successors are elected and qualified in accordance with the terms of the bylaws of the Surviving Corporation.

      6.05 Exchange of Shares.

            (a) On the Effective Date of the Merger, each of the then issued and outstanding shares of Common Stock of MGC Acquisition shall continue to be an issued and outstanding share of Common Stock of the Surviving Corporation.

            (b) On the Effective Date of the Merger, each of the then issued and outstanding shares of LJ. Net Common Stock shall be converted into the right to receive the Merger Price per share which shall be thirteen and one-half (13.5) shares of MGC Common Stock for each share of LJ. Net Common Stock outstanding.

            (c) After the Effective Date of the Merger and subject to the escrow of stock referenced in Section 6.02, each holder of shares of certificates representing LJ. Net Common Stock which have been converted into MGC Common Stock pursuant to paragraph (b) above shall be entitled to receive upon the surrender of such certificates a certificate or certificates representing the number of shares of MGC Common Stock to which such stockholder is entitled as provided by paragraph (b) above. Until such time as LJ. Net Common Stock certificates are presented, surrendered and exchanged, each such certificate of LJ. Net Common Stock shall be deemed for all purposes to evidence ownership of the number of shares of MGC Common Stock into which they shall have been converted pursuant to the Merger.

            (d) Prior to receipt of any of the MGC Common Stock to which a stockholder of LJ. Net is entitled, such LJ. Net stockholder shall represent and warrant to MGC as follows: (i) that he is acquiring the MGC Common Stock for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; (ii) that he understands that the MGC Common Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the LJ. Net stockholder's representations as expressed herein; (iii) that he acknowledges that the MGC Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available; and (iv) that he is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

                                   ARTICLE VII

                                Other Agreements

      7.01 Press Releases. Each party shall consult with the other party hereto before publishing, releasing or otherwise disseminating to the public any information, publicity or statements concerning this Agreement, the Merger or any of the transactions herein contemplated.

      7.02 Overby Employment. MGC will enter into an employment agreement with Kirk Overby upon similar terms and conditions as apply to similarly situated employees of MGC.

      7.03 Tax Treatment. Each of MGC and LJ. Net will use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Neither party nor any affiliate shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) except to the extent that such action is specifically contemplated by this Agreement.

      7.04 Margin Loan Support. The parties acknowledge that Chicas may seek to borrow against the shares of MGC Common Stock to be received by him in connection with the Merger, but only to the extent not then being held in escrow pursuant to Section 6.02 hereof. MGC agrees to guarantee such margin debt incurred by Chicas but only until the date that is one (1) year after the Closing Date. To secure such guarantee, MGC shall be subrogated to the rights of the lender with respect to the MGC Common Stock pledged to secure the loan.

                                  ARTICLE VIII

                            Noncompetition Agreements

      8.01 Definitions. For purposes of this Agreement, the following terms and provisions shall have the following meanings:

            (a) "Prohibited Geographic Area" shall mean those areas in which MGC does business as of the date of this Agreement (i.e., the Las Vegas, Nevada, Atlanta, Georgia, Southern California, Chicago, Illinois and Southern Florida areas).

            (b) "Prohibited Time Period" shall mean the period beginning on the date of execution hereof and ending on the date that is three (3) years after the Closing Date.

            (c) "Prohibited Business" shall mean the business conducted by LJ. Net, Inc. prior to its acquisition by MGC, including Internet access services.

      8.02 Noncompetition Agreement. Chicas agrees that during the Prohibited Time Period, he shall not, for any reason, without the prior written consent of MGC, on his own behalf or in the service or on behalf of others, participate, whether as an owner, stockholder, partner, employee, consultant, agent, independent contractor or otherwise, in any entity involved in the Prohibited Business in the Prohibited Geographic Area.

      8.03 The parties hereto acknowledge and agree that (i) the covenants contained in Section 8.02 are reasonably necessary to protect the interest of MGC in whose favor said covenants are imposed; (ii) the restrictions imposed by
Section 8.02 are not greater than are necessary for the protection of MGC in light of the substantial harm that MGC will suffer should Chicas breach any such covenant; (iii) the period of restriction and geographical area of restriction contained in Section 8.02 are fair and reasonable in that they are reasonably required for the protection of MGC; (iv) the nature, kind and character of the activities Chicas is prohibited to engage in as described in Section 8.02 are reasonable and necessary to protect MGC and shall not be interpreted or construed as prohibiting Chicas from rendering any other services or performing any other activities not referenced therein, and (v) the covenants and agreements of Chicas contained in Section 8.02 have been specifically negotiated by the parties and are material inducements to MGC to enter into this Agreement, and, but for such covenants made by Chicas herein, MGC would not have entered into this Agreement.

      8.04 Chicas acknowledges and agrees that the covenants and agreements contained in Section 8.02 of this Agreement are made by him in consequence of and as a specific inducement to MGC to enter into this Agreement and to protect and preserve the benefit of this Agreement to MGC; that each of the covenants contained in Section 8.02 is reasonable and necessary to protect and preserve the benefits received by MGC under this Agreement; irreparable loss and damage will be suffered by MGC should Chicas breach any of such covenants and agreements; each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, MGC shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Chicas of any of such covenants or agreements. In the event MGC should seek an injunction hereunder, Chicas hereby waives any requirement that MGC post a bond or any other security.

      8.05 If the provisions of Section 8.02 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitation permitted by applicable law.

      8.06 The covenants and agreements on the part of Chicas contained in
Section 8.02 shall be construed as agreements independent of any other agreement between MGC and Chicas. The existence of any claim or cause of action of Chicas against MGC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by MGC of each of such covenants and agreements.

      8.07 Nothing contained in this Item shall restrict Chicas from being a stockholder of any corporation that directly or indirectly competes with MGC provided the stock of such competing corporation is publicly held and listed on a regional or national stock exchange.

      8.08 The provisions of this Item shall survive the termination of this Agreement for any reason whatsoever.

                                   ARTICLE IX

                     Indemnification By Chicas And Thompson

      9.01 Agreement to Indemnify. Subject to the terms and conditions of this
Article IX, Chicas and Thompson jointly and severally (hereinafter sometimes referred to in this Article IX collectively as the "Indemnitors" and individually as an "Indemnitor"), agree to indemnify, defend and hold MGC harmless, on demand from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses, asserted against, imposed upon or incurred by MGC by reason of, or resulting from or in connection with:

            (a) a breach of any representation or warranty made by, or covenant of, or other agreements or obligations of LJ. Net or any Indemnitor which is contained in, or made pursuant to, this Agreement; or

            (b) any Undisclosed Liabilities (as hereinafter defined),

(hereinafter referred to in this Article IX individually, as a "Claim" and, collectively, as "Claims").

      As used in this Agreement, "Undisclosed Liabilities" means any liability, debt or obligation of any nature of LJ. Net, whether liquidated, contingent, accrued, absolute or otherwise, that is not specifically set forth on the LJ. Net Financial Statements, elsewhere in this Agreement or on the Exhibits to this Agreement or, if so set forth, the amount by which such liabilities, debts or obligations, as finally determined, exceeds the amount thereof so disclosed.

      9.02 Amount Uncertain. The fact that the amount of indemnification cannot be determined or established at the time written notice or demand is given hereunder to an Indemnitor shall not limit or affect the right of MGC to obtain full indemnification to the extent provided herein.

      9.04 Condition to Indemnification. As a condition to indemnification hereunder, MGC shall be required to provide the Indemnitors with written notice of the circumstances resulting in the claim for indemnification, which notice shall be given promptly after first obtaining actual knowledge thereof and in no event may MGC initiate a claim for indemnification more than six (6) months after first obtaining actual knowledge thereof.

                                    ARTICLE X

                                    Survival

      Any implication in this Agreement to the contrary notwithstanding, all written statements contained in any Exhibit, document, certificate, memorandum or other instrument delivered by or on behalf of LJ. Net, Chicas or Thompson, as the case may be, pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by LJ. Net, Chicas or Thompson (as the case may be). The representations, warranties and agreements made by the parties hereto shall survive consummation of the transactions contemplated hereby. Any inspection or audit by MGC of the properties, financial condition, books, records or other matters relating to LJ. Net or its business shall not limit, affect or impair the ability of MGC to rely, before or after the date hereof, upon the representations, warranties and agreements of LJ. Net, Chicas or Thompson (as the case may be) set forth herein.

                                   ARTICLE XI

               Termination of Obligations and Waiver of Conditions

      11.01 Termination. In the event that this Agreement shall be terminated pursuant to Section 5.03 hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel.

      11.02 Waiver. If any of the conditions specified in Section 5.01 hereof has not been satisfied, MGC may nevertheless, at the election of MGC, proceed with the transactions contemplated hereby and, if any of the conditions specified in Section 5.02 hereof has not been satisfied, LJ. Net may nevertheless, at its election, proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by its Chairman of the Board or President.

      11.03 Confidentiality. In the event of the termination of the transactions contemplated by this Agreement, all information acquired by either MGC or LJ. Net shall be held in the strictest of confidence if not public information, and neither party shall use such information to the disadvantage of the other.

                                   ARTICLE XII

                                     General

      12.01 Amendments. This Agreement and the form of any exhibit attached hereto may be amended in writing by the parties hereto before or after the meeting of stockholders referred to in Section 4.03 hereof at any time prior to the Effective Date of the Merger.

      12.02 "Knowledge". Wherever in this Agreement any representation or warranty is expressed in the terms of "knowledge" or "to the best of its knowledge" of LJ. Net or MGC, such knowledge shall be deemed to refer to matters which the respective officers and directors of LJ. Net or MGC, as the case may be, knew or should have known after diligent inquiry.

      12.03 "Material Adverse Effect". With respect to any person or entity shall mean any event, condition, development or effect which, individually or in the aggregate, shall have had, or insofar as can reasonably be foreseen will have, a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or prospects of a person and its subsidiaries (if applicable) taken as a whole.

      12.04 Schedules. Each Disclosure Statement described in this Agreement has been delivered simultaneously with the execution and pursuant to the terms of this Agreement. Any information supplied to either party in writing between the date hereof and the Closing Date if accepted by either party shall be made a part of the Schedules hereto and be deemed to have been disclosed to the other party for all purposes of this Agreement.

      12.05 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada.

      12.06 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with written evidence of receipt), telegram, registered mail or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

             (a)   If to MGC or
                   MGC Acquisition, to:   3301 N. Buffalo Drive
                                          Las Vegas, Nevada 89129
                                          Attn: Maurice J. Gallagher, Jr.
                                          Fax:  (702) 310-5715

                   With a copy to:        Ellis, Funk, Goldberg, Labovitz &
                                          Dokson, P.C.
                                          3490 Piedmont Road
                                          Suite 400
                                          Atlanta, Georgia  30305
                                          Attn:  Robert B. Goldberg
                                          Fax:  (404) 233-2188

             (b)   If to LJ. Net or
                   Chicas, to:            7500 W. Lake Mead Boulevard
                                          #9-173
                                          Las Vegas, Nevada  89128
                                          Attn:  Patrick Chicas
                                          Fax:

             (c)   If to LJ. Net or
                   Thompson, to:          7500 W. Lake Mead Boulevard
                                          #9-173
                                          Las Vegas, Nevada  89128
                                          Attn:  Patrick Chicas

Any such notice or communication shall be deemed to have been given as of three days after posting, one day after next day delivery service or upon personal delivery or confirmed telecopy.

      12.07 No Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties.

      12.08 Headings. The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      12.09 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

      12.10 Entire Agreement. This Agreement and the exhibits hereto and other documents delivered or to be delivered pursuant hereto or incorporated by reference herein, taken together contain the entire agreement between the parties hereto concerning the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

      12.11 Severability. The parties intend for this Agreement to be severable. It is mutually agreed that in the event any paragraph, subparagraph, section, subsection, sentence, clause or phrase hereof shall be construed as illegal, invalid or unenforceable for any reason, such determination shall in no manner affect the other paragraphs, subparagraphs, sections, subsections, sentences, clauses or phrases hereof which shall remain in full force and effect, as if the said paragraph, subparagraph, section, subsection, sentence, clause or phrase so construed as illegal, invalid or unenforceable were not originally a part hereof, and the enforceability hereof as a whole will not be affected. The parties hereby declare that they would have agreed to the remaining parts hereof if they had known that such parts hereof would be construed as illegal, invalid or unenforceable.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                       MGC COMMUNICATIONS, INC.


                                       By:
                                          -----------------------------------


                                       MGC LJ.NET, INC.


                                       By:
                                          -----------------------------------


                                       LJ. NET, INC.


                                       By:
                                          -----------------------------------


                                       --------------------------------------
                                       PATRICK CHICAS


                                       --------------------------------------
                                       JAMES THOMPSON

                          Defined Terms


Defined Term                                  Section Reference

Acquisition Proposal                          Section 4.04
Chicas                                        Introductory Paragraph
Claim                                         Section 9.01
Closing Date or Closing                       Section 1.02
Code                                          Recitals
Constituent Corporations                      Section 6.03
Current Balance Sheet                         Section 2.10
Demanding Party                               Section 4.11(b)
Effective Date of the Merger                  Section 1.01
Financial Statements                          Section 2.03(a)
Indemnitors                                   Section 9.01
Knowledge                                     Section 12.02
Liens                                         Section 2.03(d)
LJ. Net                                       Introductory Paragraph
LJ. Net Common Stock                          Section 2.04
LJ. Net Special Meeting                       Section 4.03
Marks                                         Section 2.08
Material Adverse Effect                       Section 12.03
Merger                                        Recitals
Merger Price                                  Section 6.01
MGC                                           Introductory Paragraph
MGC Acquisition                               Introductory Paragraph
MGC Common Stock                              Section 3.04
MGC Observation Rights                        Section 4.01(a)
MGC SEC Filings                               Section 3.03
Offering Quantity                             Section 4.11(b)
Permits                                       Section 2.12
Piggyback Registration                        Section 4.11(a)
Prohibited Business                           Section 8.01(c)
Prohibited Geographic Area                    Section 8.01(a)
Prohibited Time Period                        Section 8.01(b)
Registrable Securities                        Section 4.11(a)
Registration Expenses                         Section 4.11(e)
Securities Act                                Section 4.11(a)
Surviving Corporation                         Section 6.03
Thompson                                      Introductory Paragraph
Undisclosed Liabilities                       Section 9.01
Year 2000 Compliant                           Section 2.09

                                 EXHIBIT 2.04

                              OUTSTANDING STOCK


           Stockholder                             Number of Shares
           -----------                             ----------------

           Patrick J. Chicas                             915
           James H. Thompson                             915
           Kirk Overby                                   170
                                                       -----
                                   Total               2,000
                                   -----               =====